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                                                                    EXHIBIT 11.1

                        LORAL SPACE & COMMUNICATIONS LTD.

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                       THREE MONTHS ENDED
                                                                   ----------------------------
                                                                     JUNE 30,     SEPTEMBER 30,
                                                                       1997           1996
                                                                   -----------    -------------
Primary:
  Weighted average common shares outstanding during the period         192,289       187,831
  Assumed conversion of Series A Convertible Preferred Stock            45,897        45,897
  Dilutive effect of stock options                                           *             *
                                                                   -----------      --------
                                                                       238,186       233,728
                                                                   ===========      ========
  Net income (loss) applicable to common stockholders              $   (13,243)     $  2,953
                                                                   ===========      ========
Primary earnings (loss) per share                                  $     (0.06)     $   0.01
                                                                   ===========      ========

Fully Diluted:
  Weighted shares - primary                                            238,186       233,728
  Incremental increase to dilutive effect of stock options                  **            **
  Weighted shares issuable upon conversion of Convertible
    Preferred Equivalent Obligations or Series C Redeemable
    Preferred Stock***                                                      **          --
                                                                   -----------      --------
                                                                       238,186       233,728
                                                                   ===========      ========
  Earnings:
    Net income (loss) applicable to common stockholders            $   (13,243)     $  2,953
    Interest expense on Convertible Preferred Equivalent
      Obligations, net of tax                                               **          --
                                                                   -----------      --------
                                                                   $   (13,243)     $  2,953
                                                                   ===========      ========
Fully diluted earnings (loss) per share                            $     (0.06)     $   0.01
                                                                   ===========      ========


*        Dilutive effect of stock options is less than 3%.
**       Effect is antidilutive.
*** The Convertible Preferred Equivalent Obligations were exchanged for Series C Redeemable Preferred Stock on June 5, 1997.

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